Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
In re: Nuo Therapeutics, Inc., Debtor.	Chapter 11 Case No. 16-10192 (MFW) Related Docket Nos. 247, 248, 321, 344 & 346

ORDER GRANTING FINAL APPROVAL OF DISCLOSURE
STATEMENT AND CONFIRMING Debtor’s PLAN OF REORGANIZATION

The above-captioned debtor and debtor in possession (the “Debtor”) having filed the Disclosure Statement for the First Amended Plan of Reorganization of the Debtor [Docket No. 248] (collectively with all exhibits and any other modifications, amendments or supplements, the “Disclosure Statement”), the Modified First Amended Plan of Reorganization of the Debtor [Docket No. 344] (collectively with and including all modifications, amendments or supplements, and the Plan Supplement, the “Plan”),1 and the documents comprising the Plan Supplement [Docket No. 321]; the Court having entered on March 29, 2016 the Order (I) Conditionally Approving the Disclosure Statement; (II) Scheduling a Combined Hearing for Final Approval of the Disclosure Statement and Confirmation of the Plan; (III) Approving Procedures and Deadlines Concerning Executory Contracts and Unexpired Leases; (IV) Approving Solicitation Packages and Procedures; and (V) Approving the Form of Ballots [Docket No. 252] (the “Conditional Approval and Solicitation Order”), conditionally approving the Disclosure Statement and establishing, among other things, certain solicitation and voting-tabulation procedures associated with the Plan; true and correct copies of the Plan (including the Plan Supplement) being attached hereto collectively as Exhibit A; the Court having conducted an evidentiary hearing to consider (i) final approval of the Disclosure Statement and (ii) confirmation of the Plan on April 25, 2016 (the “Combined Hearing”); the Court having considered: (a) the Declarations of David E. Jorden, Shaun Martin, Peter S. Kaufman, Bryan Sendrowski, and Stephenie Kjontvedt at Docket Nos. 348, 349, 350, 351, and 352, respectively (collectively, the “Declarations”), and the other evidence, if any, presented or proffered and admitted at the Combined Hearing, as well as the declarations included among the exhibits admitted into evidence at the Combined Hearing; (b) the arguments of counsel at the Combined Hearing; and (c) the pleadings of record and additional filings made by the Debtor in support of the Disclosure Statement and the Plan, including (i) the Debtor’s Memorandum of Law In Support of (A) Final Approval of the Disclosure Statement, and (B) Confirmation of the Plan [Docket No. 346] (the “Confirmation Memorandum”), (ii) the Debtor’s Notice of Filing of Proposed Form of Order Granting Final Approval of Disclosure Statement and Confirming Modified First Amended Plan of Reorganization [Docket No. 347], and (iii) the Plan-related affidavits of service filed by Epiq Bankruptcy Solutions, LLC (“Epiq”), the Debtor’s claims, noticing, balloting, and solicitation agent in this chapter 11 case, including Docket Nos. 306, 326, 337, 339 (collectively, the “Epiq Affidavits,” individually, an “Epiq Affidavit”); and the Court having reviewed the Plan, the Disclosure Statement, and being apprised of the relevant facts and circumstances concerning this chapter 11 case; and the Court having taken judicial notice of the docket of the Debtor’s chapter 11 case; and the Court having found that due and proper notice has been given with respect to the Combined Hearing and the deadlines and procedures for voting on the Plan and asserting objections to the Disclosure Statement and Plan consistent with the Conditional Approval and Solicitation Order; and upon the record of the Combined Hearing, and after due deliberation thereon, and sufficient cause appearing therefor;

1     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

It is hereby found and concluded, that

JURISDICTION AND VENUE

A.          The Court has jurisdiction over this matter and this chapter 11 case pursuant to 28 U.S.C. § 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

B.          Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § l 57(b)(2), and this Court has jurisdiction to enter a Final Order with respect thereto.

C.          The Debtor is a proper debtor under section 109 of the Bankruptcy Code, and the Debtor is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

D.          Each of the conditions precedent to the entry of this Order has been satisfied or waived in accordance with the Plan.

ADEQUACY OF THE DISCLOSURE STATEMENT

E.          The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

F.          The Debtor’s use of the Disclosure Statement to solicit votes to accept or reject the Plan was authorized by the Conditional Approval and Solicitation Order and was appropriate. Solicitation of votes on the Plan was in compliance with the Conditional Approval and Solicitation Order.

PLAN SUPPLEMENT

G.          The Plan Supplement (inclusive of the documents contained therein) [Docket No. 321] complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of the Plan Supplement is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan and are hereby approved. Subject to the terms of the Plan, the Debtor reserves the right to make nonmaterial alterations, amendments, updates, or modifications to the Plan Supplement as well as the documents set forth therein before the Effective Date.

THE RELEASE DOCUMENT AND APPLICABLE PROCEDURES

H.          As set forth and approved in the Conditional Approval and Solicitation Order, the Notice Packages containing the Class 5 Notice of Non-Voting Status, the Release Document attached thereto, and the applicable instructions and procedures set forth therein (such Notice Packages, the “Class 5 Notice Package”), appropriately afforded holders of Class 5 Common Stock Equity Interests the opportunity to receive a portion of the New Common Stock of the Reorganized Debtor in exchange for any such Equity Interest holder’s affirmative agreement to, among other things, be bound by the third-party release set forth in Section 11.5 of the Plan.

I.          Further, the distribution of and procedures applicable to the Release Document, comply with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations and were appropriate and satisfactory based upon the circumstances of this chapter 11 case. Transmission of the Release Document was timely, adequate, and sufficient. No further notice is or was required.

J.          The Class 5 Notice Packages were distributed to all holders that held Class 5 Common Stock Equity Interests as of March 28, 2016 (the “Record Date”). In order to receive any New Common Stock, holders of Class 5 Common Stock Equity Interests must execute and deliver the Release Document contained in the Class 5 Notice Package within sixty (60) days of the Effective Date; such period provides holders of Class 5 Common Stock Equity Interests with a reasonable and sufficient time to review the materials included in the Class 5 Notice Package (including, but not limited to, the Plan, the Disclosure Statement, and the Committee Letters) and to make an informed decision to consent to the third-party release contained in Section 11.5 of the Plan and to execute and timely return the Release Document in accordance with the applicable instructions and procedures.

STANDARDS UNDER SECTION 1129 OF THE BANKRUPTCY CODE

K.          The Declarations, the Epiq Affidavits, and evidentiary record at the Combined Hearing, the contents of the Plan and the Disclosure Statement, the Confirmation Memorandum and the Court’s judicial notice of the record of this chapter 11 case, amply support the findings of fact and conclusions of law set forth in the following paragraphs.

L.          Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.	In accordance with section 1122(a) of the Bankruptcy Code, (a) Article V of the Plan classifies Claims and Equity Interests into six separate Classes reflecting the differing characteristics of those Claims and Equity Interests between Classes and the distinct legal rights of the holders of those Claims and Equity Interests in the separate Classes; (b) the Claims and Equity Interests within each Class are substantially similar to the other Claims or Equity Interests within the same Class; and (c) with respect to Common Stock Equity Interests in Class 5 and Other Equity Interests in Class 6, a rational basis and reasonable grounds exist for the separate classification of such Equity Interests, and such classifications are justified.

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Article V of the Plan properly designates all Claims and Equity Interests that require classification.

3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, (a) Article V of the Plan properly identifies and describes that Classes 2 (Other Allowed Secured Claims) and 3 (Unsecured Priority Claims) are not impaired under the Plan, and (b) Article IV of the Plan properly identifies and describes that the Administrative Claims, Priority Tax Claims, Professional Compensation Claims, and Ordinary Course Liabilities, which are not classified under the Plan, also are not impaired under the Plan.

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan properly identifies and describes that Classes 1 (Pre-Petition Claims of the Debtor’s Lenders), 4 (General Unsecured Claims), 5 (Common Stock Equity Interests), and 6 (Other Equity Interests) are impaired under the Plan and specifies the proposed treatment for such Classes.

5.	In accordance with section 1123(a)(4) of the Bankruptcy Code, Article V of the Plan provides the same treatment for each Claim or Equity Interest within a particular Class unless the holder of a particular Claim or Equity Interest has agreed to less favorable treatment with respect to such Claim or Equity Interest.

6.	In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, (a) sources of consideration for distributions under the Plan; (b) the formation of the Reorganized Debtor; (c) the management and board of directors of the Reorganized Debtor; (d) the potential formation of the Unsecured Creditors Oversight Committee in connection with administration of General Unsecured Claims; (e) the Debtor’s ability to make distributions to holders of Allowed Administrative Claims, Allowed Claims in Classes 1, 2, 3, and 4 and certain Common Stock Equity Interest holders in Class 5; (f) the satisfaction of the Lenders’ Total Claim as described in Section 5.1 of the Plan; (g) the Secured Exit Financing Facility; and (h) the cancellation of all instruments, securities, and other documentation or agreements representing or giving rise to Claims against or Equity Interests in the Debtor as described in Section 6.8 of the Plan (see generally Plan Articles IV, V, VI, and VII.)

7.	Section 1123(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for the issuance of non-voting shares and further, the Reorganized Debtor’s second amended and restated corporate charter, bylaws, and related organizational documents attached to the Plan Supplement as Attachments 3 and 4, as applicable (collectively, the “New Organizational Documents”) prohibit the issuance of nonvoting equity securities.

8.	Section 1123(a)(7) of the Bankruptcy Code is satisfied because Section 6.2 of the Plan contains provisions regarding the selection of board members and executive officers of the Reorganized Debtor, each of whom has been identified in the Plan Supplement. The selection of the Reorganized Debtor’s board members and executive officers is consistent with the interests of all holders of Claims and Equity Interests, and public policy.

9.	Section 1123(a)(8) of the Bankruptcy Code is not applicable in this case because the Debtor is not an “individual.”

10.	The following provisions of the Plan comply with the discretionary provisions of section 1123(b) of the Bankruptcy Code: (a) Article V of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Equity Interests; (b) Article VIII of the Plan provides for the rejection of all Executory Contracts, other than those assumed under the Plan; (c) Article IV of the Plan provides for the settlement of certain other Claims; (d) Article VII establishes procedures for resolving Disputed Claims and Equity Interests and distributions on account of Allowed Claims; (e) Article XI of the Plan contains provisions implementing certain releases and exculpations, discharging Claims and Equity Interests, and permanently enjoining certain Causes of Action; and (f) Article XII provides for the retention of jurisdiction by the Court over certain matters after the Effective Date.

11.	Section 1123(c) of the Bankruptcy Code is not applicable in this case because the Debtor is not an “individual.”

12.	In accordance with section 1123(d) of the Bankruptcy Code, Article VIII of the Plan provides for the payment of any Cure Amounts associated with the assumption, or assumption and assignment, of an Executory Contract pursuant to section 365 of the Bankruptcy Code.

13.	The Plan is dated and identifies its proponent in accordance with Bankruptcy Rule 3016(a).

M.          Section 1129(a)(2). The Debtor has complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	In compliance with the Conditional Approval and Solicitation Order, on or before March 31, 2016, the Debtor, through Epiq, caused copies of the following materials to be transmitted to the known holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Claims in Classes 1 and 4):

•	the Disclosure Statement (with the exhibits thereto);

•	the Plan;

•	the Conditional Approval and Solicitation Order (without exhibits);

•	the Notice of (I) Conditional Approval of Disclosure Statement; (II) Combined Hearing for Final Approval of the Disclosure Statement and Confirmation of the Plan; (III) Deadline for Filing Objections to Approval of Disclosure Statement and Confirmation of the Plan; and (IV) Deadline for Voting on the Plan (the “Combined Hearing Notice”);

•	a letter in support of the Plan and Disclosure Statement from each of the (i) Committee and (ii) Ad Hoc Committee; and

•	the applicable form of Ballot and a pre-addressed postage prepaid return envelope (collectively with the materials described in the preceding bullets, the “Solicitation Package”).

2.	In compliance with the Conditional Approval and Solicitation Order, on or before March 31, 2016, the Debtor, through Epiq, caused copies of the following materials to be transmitted to the known holders of Claims and Equity Interests that were not entitled to vote to accept or reject the Plan (i.e., Claims in Classes 2 and 3 and Equity Interests in Classes 5 and 6):

•	the Combined Hearing Notice;

•	the Disclosure Statement (with the exhibits thereto);

•	the Plan;

•	the Conditional Approval and Solicitation Order (without exhibits);

•	a letter in support of the Plan and Disclosure Statement from each of the (i) Committee and (ii) Ad Hoc Committee;

•	the applicable Notice of Non-Voting Status (as defined in the Conditional Approval and Solicitation Order);

•	for Class 5 Common Stock Equity Interest holders only, the Release Document and a pre-addressed postage prepaid return envelope; and

•	Instructions on how to obtain copies of the documents contained in the Solicitation Package.

3.	In compliance with the Conditional Approval and Solicitation Order, on April 4, 2016, the Debtor caused to be published the Combined Hearing Notice in the national edition of USA Today. (See Epiq Affidavit at Docket No. 326.)

4.	The Combined Hearing Notice was served on all parties in the Debtor’s creditor matrix. (See Epiq Affidavit at Docket No. 306.)

5.	In addition, in compliance with the Conditional Approval and Solicitation Order, copies of the Conditional Approval and Solicitation Order, the Plan and the Disclosure Statement have been made available upon request from the Debtor’s counsel and, free of charge, at http://dm.epiq11.com/NUO (the “Epiq Website”) and the foregoing was set forth in the Combined Hearing Notice and Notices of Non-Voting Status.

6.	On April 15, 2016, the Debtor filed the Plan Supplement (see Docket No. 321) and, through Epiq, made the Plan Supplement available on the Epiq Website and served it in accordance with the Conditional Approval and Solicitation Order. (See Epiq Affidavit at Docket No. 339.)

7.	The Combined Hearing Notice provided due and proper notice of the Combined Hearing and all relevant dates, deadlines, procedures and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the Voting Deadline and the Objection Deadline (as such terms are defined in the Combined Hearing Notice), the time, date and place of the Combined Hearing, and the provisions in the Plan concerning the third-party releases.

8.	Based on the foregoing and the Conditional Approval and Solicitation Order, all persons entitled to receive notice of the Disclosure Statement, the Plan, and the Combined Hearing have received proper, timely and adequate notice in accordance with the Conditional Approval and Solicitation Order, the applicable provisions of the Bankruptcy Code, and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

9.	Further, also based on the foregoing, the Debtor solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Conditional Approval and Solicitation Order.

10.	Based upon the procedures approved in the Conditional Approval and Solicitation Order, Epiq has made a determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 1 and 4 under the Plan. (See Kjontvedt Declaration at ¶¶8-11.)

11.	Exhibit A to the Kjontvedt Declaration sets forth the tabulation of votes and demonstrates that such tabulation was conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Conditional Approval and Solicitation Order. (See Kjontvedt Declaration at ¶¶9-11.)

N.          Section 1129(a)(3). The Plan accomplishes the goals promoted by section 1129(a)(3) of the Bankruptcy Code because it has been proposed by the Debtor in good faith and in the honest belief that the proposed Plan allows creditors and certain interest holders to realize the highest possible recoveries under the facts and circumstances of this chapter 11 case. The Plan is the culmination of extensive good faith, arms’-length negotiations between and among the Debtor, the Lenders, the Committee, and the Ad Hoc Committee, and thereby reflects substantial input from the principal constituencies with an interest in this chapter 11 case. The Plan is premised upon the terms of a settlement among the Debtor, the Lenders, the Committee, and the Ad Hoc Committee, as detailed in that certain Chapter 11 Plan Term Sheet attached as Exhibit B to that certain Waiver and First Amendment to Senior Secured, Super Priority Debtor-in-Possession Credit Agreement annexed to the Final DIP Order, entered on March 9, 2016 [Docket No. 187], which generally provided for, among other things, the Debtor’s reorganization and a potential capital raise through the private placement of common stock of the Reorganized Debtor through which the Debtor would seek to raise not less than $10.5 million in funding (of which $3 million may be in the form of backstop irrevocable capital call commitments from creditworthy obligors in the reasonable judgment of the Lenders). The Debtor proposed the Plan with the purpose of expeditiously distributing value to creditors and certain interest holders, while also providing for the creation of a mechanism to resolve all Claims asserted against the Debtor. In crafting and negotiating the terms of the Plan, and at all times during this chapter 11 case, the Debtor (a) conducted itself honestly, with good intentions, and with a desire to effectuate the Debtor’s chapter 11 goals for the benefit of its estate, and (b) has upheld its fiduciary duties to stakeholders. In so finding, the Court has considered the totality of the circumstances in this chapter 11 case. In addition, the support for the Plan of the representatives of the Debtor’s various stakeholder constituencies reflects the overall fairness of the Plan and supports the finding that the Plan has been proposed in good faith and for proper purposes.

O.          Finally, as described in greater detail below, the Plan’s exculpation, release, and injunction provisions are warranted, necessary and appropriate, and are, in the case of the Third Party Release, consensual, and in the case of the Debtor Release, supported by the facts and the circumstances of this chapter 11 case, and are consistent with sections 105, 1123(b)(6), and 1129 of the Bankruptcy Code and applicable law in this jurisdiction.

P.          Section 1129(a)(4). Article IV of the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code. Payments made or to be made by the Debtor or the Reorganized Debtor for services rendered or expenses incurred in connection with this chapter 11 case before the Effective Date, including requests for payment of Professional Compensation Claims, will be paid only after allowance of such Claims by the Court to the extent not previously approved and paid in accordance with existing Orders from the Court. The Court will retain jurisdiction after the Effective Date with respect to allowance of Professional Compensation Claims and reimbursement of expenses for services rendered and/or expenses incurred up to and through the Effective Date in accordance with Article IV of the Plan.

Q.          Section 1129(a)(5). Article VI of the Plan, in conjunction with the Plan Supplement, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code. Under the Plan and the Plan Supplement, the identity of the individuals to serve as the initial directors and executive officer(s) of the Reorganized Debtor, as well as the identity and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtor, have been disclosed. Each of the proposed directors and executive officer(s) for the Reorganized Debtor are qualified, and the appointments to, or continuance in, such offices by any such proposed directors and officers is consistent with the interest of holders of Claims and Equity Interests and with public policy.

R.          Section 1129(a)(6). The Plan does not provide for any rate changes by the Debtor that would be subject to approval of any governmental regulatory commission. As such, section 1129(a)(6) of the Bankruptcy Code is inapplicable in this chapter 11 case.

S.          Section 1129(a)(7). The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis (attached to the Disclosure Statement as Exhibit B), including the methodology used and assumptions made therein, (a)  has not been controverted by other persuasive evidence; (b) is based upon reasonable and sound assumptions; and (c) provides a reasonable estimate of the liquidation value of the Debtor’s assets in a hypothetical case under chapter 7 of the Bankruptcy Code. Each holder of an impaired Claim or Equity Interest that has not accepted or is deemed not to have accepted the Plan will, on account of such Claim or Equity Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The Debtor has demonstrated that the Plan is in the best interests of its creditors.

T.          Section 1129(a)(8). Holders of Claims in Classes 2 (Other Allowed Secured Claims) and 3 (Unsecured Priority Claims) under the Plan are presumed to accept the Plan because such Classes are unimpaired. Holders of Class 5 Common Stock Equity Interests under the Plan are not entitled to receive or retain any property under the Plan and, therefore, Class 5 (Common Stock Equity Interests) is deemed to have rejected the Plan. Holders of Class 6 Other Equity Interests are not entitled to receive or retain any property under the Plan and, therefore, Class 6 (Other Equity Interests) is deemed to have rejected the Plan. As reflected in the Kjontvedt Declaration, the Plan has been accepted by creditors holding in excess of two-thirds in amount and one-half in number of Claims that voted in each of Classes 1 (Pre-Petition Claims of the Debtor’s Lenders) and 4 (General Unsecured Claims). (Kjontvedt Declaration at Ex. A.) As further addressed in section AA below, although Classes 5 and 6 are deemed to reject the Plan, the Plan is confirmable because it satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such non-accepting Classes of Equity Interests.

U.          Section 1129(a)(9). Articles IV and V of the Plan provide that, unless otherwise agreed by the holder of such Allowed Claim, holders of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Class 3 (Unsecured Priority Claims) Claims will be paid in full in cash pursuant to the terms of the Plan (and to the extent not already paid in full before the Effective Date), in full satisfaction of their Claims, in accordance with the requirements of section 1129(a)(9) of the Bankruptcy Code.

V.          Section 1129(a)(10). The Plan has been accepted by Classes 1 and 4, which are impaired Classes, without including the acceptance of the Plan by any insider. (Kjontvedt Declaration at Ex. A.) As such, there is at least one Class of Claims that is impaired under the Plan that has accepted the Plan, thus satisfying section 1129(a)(10) of the Bankruptcy Code.

W.          Section 1129(a)(11). The Plan is feasible and complies with section 1129(a)(11) of the Bankruptcy Code. The feasibility analyses attached to the Disclosure Statement and the Plan Supplement and the uncontroverted testimony set forth in the Jorden Declaration, the Kaufman Declaration, the Sendrowski Declaration and admitted into evidence at the Combined Hearing (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtor or any successor to the Reorganized Debtor under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtor will have sufficient funds available to meet its obligations under the Plan. The Debtor has satisfied section 1129(a)(11).

X.          Section 1129(a)(12). The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. All U.S. Trustee fees that are due on or before the Effective Date shall be paid in full by the Debtor or the Reorganized Debtor, as applicable, on the Effective Date or as soon as reasonably practicable thereafter. From and after the Effective Date, the Reorganized Debtor shall pay all U.S. Trustee fees until a final decree is entered or this chapter 11 case is converted, dismissed, or closed, whichever occurs first, pursuant to Articles IV and XIII of the Plan.

Y.          Section 1129(a)(13). The Debtor does not provide retiree benefits as that term is defined in section 1114 of the Bankruptcy Code and thus, the Plan does not provide for the continuation of any retiree benefits. As such, section 1129(a)(13) of the Bankruptcy Code is inapplicable in this chapter 11 case.

Z.          Sections 1129(a)(14), (15), and (16). Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code apply to individuals or nonprofit entities and are not applicable to the Debtor’s chapter 11 case.

AA.       Section 1129(b). Notwithstanding that Classes 5 (Common Stock Equity Interests) and 6 (Other Equity Interests) are deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code. Two impaired Classes of Claims (Classes 1 and 4) voted to accept the Plan. The Plan does not “discriminate unfairly” with respect to Classes 5 or 6 because Classes 5 and 6 contain Equity Interests that are legally and factually distinct from the Claims in other Classes and are properly classified in separate Classes. Further, the plan is “fair and equitable” under section 1129(b) of the Bankruptcy Code because there are no holders of Equity Interests that are junior to the Equity Interests that are classified in Classes 5 or 6 that will receive any recovery under the Plan on account of such junior Equity Interests. Accordingly, the Plan does not violate the absolute priority rule, does not unfairly discriminate, and is fair and equitable with respect to Classes 5 and 6. The Plan satisfies section 1129(b) of the Bankruptcy Code and may be confirmed even though section 1129(a)(8) of the Bankruptcy Code is not satisfied. Upon entry of this Order and the occurrence of the Effective Date, the Plan shall be binding upon all holders of Claims and Equity Interests, regardless of whether they accepted or rejected the Plan, or whether they are presumed to accept or deemed to reject the Plan.

BB.       Section 1129(c). The Plan is the only plan that has been filed in this chapter 11 case, and it is the only plan that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

CC.       Section 1129(d). No party in interest, including but not limited to any Governmental Unit, has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is “the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933,” and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

DD.       Section 1129(e). Section 1129(e) of the Bankruptcy Code is not applicable because this chapter 11 case is not a “small business case.”

Exit financing under scenario b

EE.       The proposed terms of the Secured Exit Financing Facility, applicable only under Scenario B, as set forth and attached to the Plan Supplement, are fair and reasonable and hereby approved. The Secured Exit Financing Facility is an essential element of the Plan and entry into and consummation of the transactions contemplated by the Secured Exit Financing Facility is in the best interest of the Debtor, the Estate, holders of Claims and Equity Interests, and is approved. The Debtor has exercised reasonable business judgment in connection with the Secured Exit Financing Facility and has provided sufficient and adequate notice. The proposed terms thereunder have been negotiated in good faith and at arms’-length, are supported by reasonably equivalent value and fair consideration, and are fair and reasonable.

Authorization and issuance of new common stock

FF.       The offering, sale, issuance, and distribution of the New Common Stock, Preferred Equity, and any other security to be issued under the Plan, including, any agreements related thereto (including, without limitation, the form documents concerning the registration, issuance, and distribution of New Common Stock attached to the Plan Supplement), is hereby authorized and approved. Pursuant to the Plan, the Successful Capital Raise shall be in accordance with applicable federal securities laws, including those laws governing the registration and sale of new securities and/or any applicable law related to private placements.

No Successor Liability

GG.       The transfer and/or vesting of assets as set forth in the Plan shall not result in the Reorganized Debtor (a) having any liability or responsibility for any Claim against the Debtor, the Estate or against any affiliate or insider of the Debtor, or (b) having any liability or responsibility to the Debtor, except as expressly set forth in the Plan. Without limiting the effect or scope of the foregoing, and to the fullest extent permitted by any applicable law, the transfer and/or vesting of assets contemplated under the Plan does not and will not subject the Reorganized Debtor, its respective properties or assets or its respective affiliates, successors, or assigns to any liability for Claims against the Debtor’s interests in such assets by reason of such transfer and/or vesting under any applicable law, including, without limitation, any successor or vicarious liability.

MEANS FOR IMPLEMENTATION OF THE PLAN

HH.       The Debtor has demonstrated the existence of adequate means to implement the Plan. The actions specified in Article VI of the Plan (collectively, the “Implementation Activities”) are intended to and do ensure adequate means for the Plan’s implementation and will promote the maximization of the value of the ultimate recoveries under the Plan in a fair and equitable manner in accordance with the priorities established by the Bankruptcy Code. (See Plan at Article VI.) The Implementation Activities are not intended to hinder, delay or defraud any entity to which the Debtor is indebted on the Effective Date.

II.         The Implementation Activities include, but are not limited to, (a) the continued existence of the Reorganized Debtor with all of the powers of a corporation under applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to the New Organizational Documents, as applicable, substantially in the forms attached to the Plan Supplement; (b) the vesting of assets in, and the preservation of certain Causes of Action by, the Reorganized Debtor; (c) subject to the terms of the Plan, the cancellation of existing securities; (d) the settlement and discharge of Claims and Equity Interests as set forth in the Plan; (e) the assumption of certain Executory Contracts; and (f) the appointment of board members and officers of the Reorganized Debtor.

SETTLEMENTS AND COMPROMISES

JJ.       The provisions of the Plan, as discussed in detail in the Disclosure Statement, constitute a good-faith compromise and settlement pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtor, the Lenders, the Committee, and the Ad Hoc Committee of all disputes arising among or between such parties. The entry of this Order constitutes the Court’s approval of all the compromises and settlements embodied in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors, and other parties in interest, and are fair, equitable, and well within the range of reasonableness. In concluding that the compromises and settlements contained in the Plan are substantively fair, the Court considered the following factors: (i) the probability of success of potential litigation compared to the benefit of such compromises and settlements; (ii) the likelihood of complex and protracted litigation and the risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the compromises and settlements; (iv) the competency of counsel; and (v) the extent to which the compromises and settlements are the product of arm’s-length bargaining. The Court finds that each of these factors weighs in favor of approving the compromises and settlements embodied in the Plan.

EXECUTORY CONTRACTS

KK.      The Debtor or the Reorganized Debtor, as applicable, has exercised reasonable business judgment in determining whether to assume, assume and assign, or reject each of its Executory Contracts as set forth in Article VIII of the Plan, the Schedule of Assumed Contracts and Unexpired Leases (as modified by the Plan Supplement), and in this Order or otherwise. The assumption, assumption and assignment, or rejection of Executory Contracts pursuant to this Order and in accordance with Article VIII of the Plan is in the best interests of the Debtor, its Estate, holders of Claims and Equity Interests, and other parties in interest.

LL.       The Debtor or the Reorganized Debtor, as applicable, has satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption, assumption and assignment, or rejection of Executory Contracts under the Plan. The Debtor filed and adequately served the Schedule of Assumed Contracts and Unexpired Leases pursuant to Article VIII of the Plan and the Plan Supplement. All objections to the proposed assumption, assumption and assignment, or rejection of Executory Contracts under the Plan, or the proposed Cure Amounts as set forth in the Schedule of Assumed Contracts and Unexpired Leases have been, or will be, resolved. The Debtor has provided adequate assurance of future performance of each Executory Contract that is being assumed by the Debtor or the Reorganized Debtor, as applicable. The Cure Amounts set forth on the Schedule of Assumed Contracts and Unexpired Leases (as modified by the Plan Supplement) pursuant to the Plan and the Plan Supplement are the sole amounts necessary under section 365(b) of the Bankruptcy Code to cure all monetary defaults and losses in respect of such Executory Contracts. By the payment of the Cure Amounts, where applicable, the Debtor shall have cured and/or provided adequate assurance of cure of any monetary default existing as of the Effective Date and provided for compensation or adequate assurance of compensation to any party for actual pecuniary loss to such party resulting from a default under such assumed Executory Contract. Accordingly, the Plan therefore satisfies the requirements of section 365 of the Bankruptcy Code.

RELEASE, EXCULPATION, anD injunction

MM.       The Court finds that, pursuant to section 1123(b) of the Bankruptcy Code, Bankruptcy Rule 3016, and applicable authority, the release, exculpation, and injunction provisions of the Plan are appropriate and granted under the circumstances of the Plan and this chapter 11 case as a whole, and further that the Third Party Release is fully consensual.

NN.        Proper, timely, adequate, and sufficient notice of the release, exculpation, and injunction provisions of the Plan, including those contained in Article XI of the Plan, has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the orders of this Court, and due process. Interested parties have had a sufficient and adequate opportunity to object to such provisions and to be heard as to their objections, and no further notice of such provisions is required for entry of this Order. Each of the release, exculpation, and injunction provisions set forth in the Plan and this Order is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d).

OTHER FINDINGS

OO.       To permit the Debtor to exit chapter 11 as expeditiously as possible, to avoid the risk to the Debtor’s Estate of the expiration of the DIP Facility, to promote prompt distribution under the Plan for the benefit of creditors and interest holders, good cause exists to support the waiver of the stay imposed by Bankruptcy Rule 3020(e).

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:

A.            Resolution of the Objections

1.          Any and all objections or responses to final approval of the Disclosure Statement and/or confirmation of the Plan, that have not been withdrawn, waived, or resolved by the terms of this Order, agreement of the parties or otherwise are hereby OVERRULED in their entirety and on their merits, and all withdrawn, waived or resolved objections or other objections or responses are hereby deemed withdrawn with prejudice.

B.            Final Approval of the Disclosure Statement

2.          The Disclosure Statement is hereby APPROVED, on a final basis, pursuant to section 1125 of the Bankruptcy Code.

C.            Confirmation of the Plan

3.          The Plan and each of its provisions, all documents and agreements necessary for its implementation, including without limitation those contained in the Plan Supplement, are APPROVED and CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code.

4.          The Effective Date of the Plan shall occur on the date determined by the Debtor or the Reorganized Debtor, as applicable, when the conditions set forth in Article XIII of the Plan have been satisfied or, if applicable, waived in accordance with the Plan.

D.            Order Controls

5.          Without intending to modify any prior Order of this Court (or any agreement, instrument or document addressed by any prior Order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document).

6.          The provisions of the Plan and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each other; provided, however, that if there is any direct conflict between the Plan, the Plan Supplement, the exhibits and addenda thereto (including the terms of the Plan, the Plan Supplement, and the exhibits and addenda therein) and the terms of this Order, the terms of this Order shall control.

E.            Findings of Fact and Conclusions of Law

7.          The findings of fact and conclusions of law stated in this Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this chapter 11 case by Bankruptcy Rule 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact. Further, any findings of fact and conclusions of law announced on the record in open court at the Combined Hearing are incorporated by reference herein.

F.            Record Closed

8.          The record of the Combined Hearing is now closed.

G.            Notice

9.          Good and sufficient notice has been provided of (a) the Combined Hearing; (b) the deadline for filing and serving objections to final approval of the Disclosure Statement and confirmation of the Plan; (c) the proposed Cure Amounts and the deadline for filing objections to the proposed Cure Amounts; (d) the settlements, releases, exculpations, injunctions, and related provisions of the Plan; and (e) the bar dates and other matters described in the Conditional Approval and Solicitation Order and Plan. Such notice has been given and is hereby approved. No other or further notice is required.

H.            Plan Modifications

10.        The modifications to the Plan filed at Docket No. 344 and/or described herein meet the requirements of Bankruptcy Code sections 1127(a) and (c). Such amendments do not result in a material adverse change in the treatment of any Claim or Equity Interest within the meaning of Bankruptcy Rule 3019 and no further solicitation of votes or voting is required.

I.            Plan Classification Controlling

11.        The terms of the Plan alone shall govern the classification of Claims and Equity Interests for purposes of distributions to be made thereunder. The classifications set forth on the Ballots and Release Documents tendered to or returned by the Debtor’s creditors and certain interest holders in connection with the Plan (a) were set forth on (i) the Ballots solely for purposes of voting to accept or reject the Plan or (ii) the Release Documents solely for purposes of determining treatment under the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Equity Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of Claims or Equity Interests as representing the actual classification of such Claims or Equity Interests under the Plan for distribution purposes; and (d) shall not bind the Debtor or the Reorganized Debtor.

J.            Effect of Failure to Fund Under Scenario A

12.        Under the Plan, in connection with Scenario A (as that term is described in the Plan), $10,500,000 of binding capital commitments (inclusive of up to $3,000,000 in binding backstop irrevocable capital call commitments from creditworthy obligors), were due five days before the Combined Hearing, or April 20, 2016. Notwithstanding anything to the contrary in the Plan or this Order, binding capital commitments shall be deemed timely for purposes of a Successful Capital Raise if received by the Combined Hearing. However, at the Debtor’s request, the capital-commitment deadline was extended to April 22, 2016 with the consent of the Lenders, the Committees, and the U.S. Trustee, and such extension is hereby approved; provided, however, that even if a Successful Capital Raise occurs, if at least $7,500,000 of the required capital commitments are not funded on or before the Effective Date, the terms and conditions applicable to Scenario B (as that term is described in the Plan) will apply and the terms and conditions set forth in the Plan and this Order that are applicable to only Scenario A shall be of no further force or effect.

K.            Treatment of Class 5 Common Stock Equity Interests

13.        On the Effective Date, except as otherwise provided under the Plan, Common Stock Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Class 5 Common Stock Equity Interests shall not receive or retain any property under the Plan on account of such Common Stock Equity Interests. However, pursuant to Article V of the Plan, in order for any existing holder of Common Stock Equity Interests to receive its Pro Rata Share of Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock of the Reorganized Debtor, as applicable, such holder must execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date. Class 5 Common Stock Equity Interest holders who execute and timely deliver a Release Document shall receive their Pro Rata Share of the Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock, as the case may be, by the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after execution and timely delivery of a Release Document to the Reorganized Debtor. Any Common Stock Equity Interest holder that fails to execute and timely return the Release Document shall not be entitled to receive a Pro Rata Share of either Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock, as the case may be.

L.            Treatment in Full Satisfaction

14.        Except as otherwise provided in the Plan or this Order, or as otherwise agreed in writing and approved by the Court, the treatment of Claims and Equity Interests set forth in the Plan is in full and complete satisfaction of all existing debts and claims and all legal, contractual, and equitable rights (including any liens) that each holder of a Claim or Equity Interest may have against the Debtor, its Estate, or its property.

M.           Approval of Releases, Exculpation, Injunctions, and Related Provisions

15.        The provisions of Article XI of the Plan, including, without limitation, the releases, exculpations, and injunctions set forth therein, are approved and authorized in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such releases, or any other party.

16.        Further, for the avoidance of doubt, nothing in the Plan or this Order shall operate as or otherwise effect a waiver or release of any of claims or Causes of Action held by the Debtor or the Estate with respect to a contract or agreement entered into by the Debtor during the pendency of the Bankruptcy Case or that is being assumed, assumed or assigned, or rejected pursuant to Article VIII of the Plan; provided, however, that nothing in this paragraph shall affect the releases provided under the Plan in favor of the Debtor’s Professionals.

17.        All injunctions or stays in effect in this chapter 11 case pursuant to sections 105 or 362 of the Bankruptcy Code or any Order of the Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order) shall remain in full force and effect to the maximum extent permitted by law.

N.            Discharge of Claims and Termination of Equity Interests

18.        Except as otherwise provided in this Order or the Plan, to the fullest extent provided for under the Bankruptcy Code, including without limitation section 1141 therein, as of the Effective Date (a) all rights afforded in, and consideration distributed under, the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Equity Interests and all Claims of any kind or nature whatsoever against the Debtor or any of its assets or properties and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Equity Interests or Claims; (b) the Plan and this Order (including all findings of fact set forth herein) shall bind all holders of Claims and Equity Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan or did not (or were not entitled to) vote to accept or reject the Plan; and (c) except as set forth in this Order or the Plan, all Persons shall be precluded from asserting against the Debtor, the Estate, the Reorganized Debtor, their successors and assigns, and their assets and properties any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date. Except as otherwise provided in this Order or the Plan, upon the Effective Date, the Debtor shall be deemed discharged and released under and to the fullest extent provided under section 1141 of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including without limitation, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

O.            Secured Exit Financing Facility

19.        In the event of (a) an Unsuccessful Capital Raise or (b) a failure to fund not less than $7,500,000 in required capital commitments on or before the Effective Date after the occurrence of a Successful Capital Raise, any and all transactions contemplated in, by, and under the Secured Exit Financing Facility are hereby authorized and approved. The Debtor and Reorganized Debtor, as applicable, are hereby authorized to, among other things, (a) enter into and perform under the Secured Exit Financing Facility; (b) execute and deliver all agreements, documents, instruments, notices and certificates relating to the Secured Exist Financing Facility; (c) incur and pay all fees and expenses and all other obligations required to be paid in connection with the Secured Exit Financing Facility a as and when they become due under the terms thereof; and (d) perform all obligations under the Secured Exit Financing Facility.

P.            Binding Effect; Successors and Assigns

20.        Subject to the terms hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and this Order shall be immediately effective and enforceable and deemed binding upon the Debtor, the Debtor’s Estate, and any and all holders of Claims or Equity Interests (regardless of whether such holders of Claims or Equity Interests are deemed to have accepted or rejected the Plan and wherever located), all Persons that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Person acquiring property under the Plan or this Order, and any and all non-Debtor parties to Executory Contracts with the Debtor. On and after the Effective Date, all holders of Claims and Equity Interests shall be precluded and enjoined from asserting any Claim or Equity Interest against the Debtor or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date, except as permitted under the Plan. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim has voted on the Plan. The rights, benefits, and obligations of any Person named or referred to in the Plan, any Plan Document, or this Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of such Person.

Q.            Exemption From Certain Taxation

21.        The terms of Section 13.4 of the Plan are hereby approved in all respects. The Plan and the Confirmation Order provide for one or more of the following: (a) the issuance, transfer or exchange of notes, debt instruments and equity securities under or in connection with the Plan; (b) the creation, assignment, recordation or perfection of any lien, pledge, other security interest or other instruments of transfer; (c) the making or assignment of any lease; (d) the creation, execution and delivery of any agreements or other documents creating or evidencing the formation of the Reorganized Debtor or the issuance or ownership of any interest in the Reorganized Debtor; or (e) the making or delivery of any deed or other instrument of transfer under the Plan in connection with the vesting of the Debtor’s assets in the Reorganized Debtor pursuant to or in connection with the Plan, including, without limitation, merger agreements, stock purchase agreement, agreements of consolidation, restructuring, disposition, liquidation or dissolution, and transfers of tangible property. Pursuant to section 1146 of the Bankruptcy Code and the Plan, any such act described or contemplated under the Plan or this Order will not be subject to any stamp tax, transfer tax, filing or recording tax, or other similar tax.

R.            Exemption from Securities Laws

22.        The terms of Section 13.5 of the Plan are hereby approved in all respects. Any equity interests and rights issued under, pursuant to or in connection with the Plan, including the Scenario A Allocated New Common Stock and the Scenario B Allocated New Common Stock to holders of Class 5 Common Stock Equity Interests as of the Record Date who execute and timely deliver Release Documents, and the offering and issuance thereof by any party, including without limitation the Debtor, the Estate, the Lenders or the holders of New Common Stock issued pursuant to a Successful Capital Raise, shall be exempt from Section 5 of the Securities Act of 1933, if applicable, and from any state or federal securities laws requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and shall otherwise enjoy all exemptions available for Distributions of securities under a plan of reorganization in accordance with all applicable law, including without limitation section 1145 of the Bankruptcy Code. If the issuance of any New Common Stock under or in connection with the Plan does not qualify for an exemption under section 1145 of the Bankruptcy Code, then any such equity shall be issued in a manner which qualifies for any other available exemption from registration, whether as a private placement under Rule 506 of the Securities Act, Section 4(2) of the Securities Act, and/or the safe harbor provisions promulgated thereunder.

S.            Issuance and Distribution of New Common Stock and Preferred Equity

23.        As of the Effective Date, the Reorganized Debtor is authorized to issue and distribute, or cause to be issued and distributed, the New Common Stock, the Preferred Equity, and any and all other securities, notes, stock, instrument certificates, and other documents or agreements required to be issued, executed, or delivered pursuant to the Plan. The issuance of New Common Stock and/or the Preferred Equity, and any and all other securities, notes, stock, instrument certificates, and other documents or agreements required to be issued, executed, or delivered pursuant to the Plan is hereby authorized as of the Effective Date without further notice to or order of the Court, any further corporate action, or any further act or action under any other applicable law, or the vote, consent, authorization or approval of any Person.

24.        The Reorganized Debtor is authorized to reserve a pool of no less than 5% of the New Common Stock for issuance and distribution to holders of Class 5 Common Stock Equity Interests who execute and timely submit the Release Document (in accordance with the applicable instructions and procedures) pursuant, and subject, to the terms of Article V of the Plan.

T.            Matters Concerning Executory Contracts

25.        The provisions of Article VIII of the Plan, including without limitation the deemed assumption, assumption and assignment, and/or rejection of certain Executory Contracts pursuant to Sections 8.1 and 8.2 of the Plan respectively, are approved in all respects, are incorporated herein in their entirety, and are so ordered. This Order shall constitute an order of the Court, pursuant to section 365 of the Bankruptcy Code, as of and conditioned on the occurrence of the Effective Date, approving, as applicable, (a) the assumption of the Executory Contracts specified in the Schedule of Assumed Contracts and Unexpired Leases, as modified in the Plan Supplement; (b) the assumption and assignment of the Executory Contracts specified in the Schedule of Assumed Contracts and Unexpired Leases and/or Section 5.1(b) of the Plan, as modified by the Plan Supplement; and (c) the rejection of the Debtor’s Executory Contracts in accordance with Section 8.2 of the Plan.

26.        Notwithstanding anything to the contrary provided in the Plan or herein (including paragraphs KK, LL and 25 of this Order), to the extent that any Executory Contract was included in the Cure Notice served on counterparties to Executory Contracts on April 1, 2016 (the “Original List of Executory Contracts to be Assumed”), and such Executory Contract was also included in Attachment 1 to the Plan Supplement filed April 15, 2016 (that certain Modified list of Executory Contracts, and the Cure Amount relating to each Executory Contract identified, the “Modified List of Executory Contracts to be Assumed”), but the proposed cure amount set forth in the Modified List of Executory Contracts to be Assumed was lower than the proposed cure amount set forth in the Original List of Executory Contracts to be Assumed, then such counterparty shall be entitled to object to the reduced proposed cure amount, and any such objection shall be filed with the Court by no later than May 16, 2016 and shall be heard at the next omnibus hearing date in this chapter 11 case.  Notwithstanding anything to the contrary provided in the Plan or herein, to the extent that any Executory Contract was included for the first time in the Modified List of Executory Contracts to be Assumed, and such Executory Contract was not included in the Original List of Executory Contracts to be Assumed, then the counterparty to such Executory Contract shall be entitled to object to assumption of the Executory Contract, assumption and assignment of the Executory Contract, to the cure amount proposed, and/or to lack of adequate assurance, and any such objection shall be filed with the Court by no later than May 16, 2016 and shall be heard at the next omnibus hearing date in this chapter 11 case.  If no such objection is timely filed, the counterparty to each such Executory Contract shall be deemed to have consented to the assumption of, or assumption and assignment of, the Executory Contract and to the cure cost proposed by the Debtor in the Modified List of Executory Contracts to be Assumed, and shall be forever enjoined and barred from seeking any additional amount(s) on account of the Debtor’s cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtor, its estate, or the Reorganized Debtor.  By no later than two (2) business days following entry of this Order, the Debtor shall serve notice of the foregoing deadlines on all counterparties to Executory Contracts whose proposed cure amounts were reduced in the Modified List of Executory Contracts to be Assumed or whose contract was included for the first time in the Modified List of Executory Contracts to be Assumed.

27.        Notwithstanding anything to the contrary in the Plan or this Order, unless otherwise ordered by the Court for cause shown, in the event the Plan is confirmed under Scenario A, the Debtor and Reorganized Debtor shall be authorized to assume the following contract: Agreement of Sublease between Debtor and Civatech Oncology, Inc., dated July 2014, the Court understanding that the counterparties to such agreements have been advised of the Debtor’s and Reorganized Debtor’s intent to assume such contracts, and are amenable to such assumption.

28.        Assumption of Arthrex Agreement.  The Debtor is hereby authorized to assume its Distributor Agreement and License dated August 7, 2013 and its Amended & Restated License Agreement dated as of October 16, 2015 (collectively with all schedules, appendices, amendments and exhibits thereto, the “Arthrex Agreements”) with Arthrex, Inc. (“Arthrex”) pursuant to section 365 of the Bankruptcy Code, and assign all of its rights, title and interest in and to the Arthrex Agreements to Deerfield (or its designee) as set forth in the Plan, provided, however, that all of the Debtor’s, Reorganized Debtor’s, Deerfield’s (or its designee’s), and Arthrex’s rights, remedies and claims under the Arthrex Agreements are expressly reserved, including, without limitation, any claim for pre-petition or post-petition cure amounts that may be due thereunder.  Nothing in this Order, the Plan or any Plan Supplement shall be deemed to limit, impair or modify the Debtor’s, Reorganized Debtor’s, Deerfield’s (or its designee’s) or Arthrex’s rights, remedies and claims under the Arthrex Agreements, including, without limitation, any claim for pre-petition or post-petition cure amounts due thereunder.  Upon the Effective Date, in accordance with Section 5.1(b) of the Plan, the letter agreement between the Debtor and Arthrex dated as of April 20, 2016, and the Arthrex TSA, the Reorganized Debtor will continue to service and perform the Arthrex Agreements.

U.            Resolution of Claims and Equity Interests and Matters Concerning Distributions

29.        The provisions of Article VII of the Plan regarding, including without limitation, the procedures for resolving objections and disputes with respect to Claims and Equity Interests, are fair and reasonable and are hereby authorized and approved.

30.        The Reorganized Debtor is hereby authorized to administer the Claims Register to reflect the outcome or resolution with respect to a given Claim without the need for further approval or order of the Court.

V.            Plan Distributions

31.        On and after the Effective Date, the Debtor or Reorganized Debtor, as the case may be, is authorized to make distributions on account of Allowed Claims and Allowed Common Stock Equity Interests pursuant to Article VII of the Plan.

W.            Causes of Action

32.        Subject to Article XI of the Plan, the Reorganized Debtor shall retain and shall have the exclusive right to enforce any and all claims, rights and Causes of Action. Unless any Claims against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred or settled in the Plan or by a Final Order, then in accordance with section 1123(b) of the Bankruptcy Code the Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all retained Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

X.            Certain Additional Matters Concerning Claims

33.        Professional Compensation. All final requests for payment of Professional Compensation Claims shall be paid subject to, and in accordance with, Article IV of the Plan.

34.        28 U.S.C. § 1930 Fees. All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code on or prior to the Effective Date shall be paid by the Debtor on the Effective Date. After the Effective Date, the Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Reorganized Debtor shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of the Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

Y.            Vesting of Assets

35.        On the Effective Date, except as otherwise expressly provided in the Plan or this Order, all Estate Property, including any “net operating losses” or similar tax attributes, shall vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all free and clear of all Liens, Claims, and encumbrances of any kind.

Z.            New Organizational Documents

36.        The Reorganized Debtor’s New Organizational Documents, substantially in the forms attached to the Plan Supplement as Attachments 3 and 4, are hereby approved and shall be applicable in Scenario A or Scenario B, respectively.

AA.         Additional Matters Concerning Plan Implementation

37.        Certain Matters Concerning the Reorganized Debtor. Pursuant to Section 6.4 of the Plan, the Reorganized Debtor, among other things, is hereby authorized, but not directed, to (a) sell, lease, license, and/or dispose of any of the assets in the ordinary course of business (other than the Causes of Action); (b) institute, prosecute, settle, compromise, abandon or release all Causes of Action; (c) prosecute objections to claims filed against the Debtor (subject to Section 6.5 of the Plan); (d) make distributions to the holders of allowed Claims in accordance with the Plan; (e) perform administrative services related to the implementation of the Plan; and (f) employ attorneys and other professionals, to assist in fulfilling the Reorganized Debtor’s obligations under the Plan and Bankruptcy Code.

38.        Automatic Appointment of Directors and Officers. Upon the occurrence of the Effective Date, the directors and officers identified in Attachment 5 or 6 of the Plan Supplement in connection with the occurrence of a Successful Capital Raise or an Unsuccessful Capital Raise, respectively, and as applicable, shall be, and hereby are, appointed to the directorships and officer positions described therein without further order of the Court or action by any Person, and no vote of the holders of New Common Stock or the Board of Directors shall be necessary for such appointments to become effective upon the occurrence of the Effective Date.

39.        Limitation on Preferred Equity Outstanding. Solely in the event of a Successful Capital Raise and the applicability of Scenario A under the Plan, subject to the terms of the Reorganized Debtor’s second amended and restated corporate charter, bylaws and any related organizational documents and the Certificate of Designation of Series A Preferred Stock included as part of Attachment 3 to the Plan Supplement (the “Certificate of Designation”), and without limiting any other restrictions on the Reorganized Debtor while the Preferred Equity to be issued to the Lenders is outstanding as set forth in the Certificate of Designation, the Reorganized Debtor will not be entitled to, among other restrictions, (i) make any dividends, distributions or other payments to holders of New Common Stock in respect of their New Common Stock or (ii) incur any debt other than (A) ordinary course indebtedness attendant to its business purpose and (B) other debt solely for working capital in an aggregate amount not to exceed $3,000,000 and otherwise on terms acceptable to a supermajority of the Preferred Equity interests (which acceptance shall not be unreasonably withheld).

40.        Approval of the Short-Selling Bar Agreement and Restrictive Legend. Solely in the event of a Successful Capital Raise and the applicability of Scenario A under the Plan, the terms of the Short-Selling Bar Agreement and the related restrictive legend are hereby approved. To the extent enforceable under applicable law, and subject to the right of the board of directors of the Reorganized Debtor to waive the requirements of this Short-Selling Bar Agreement, upon receipt of shares of New Common Stock as provided hereunder, said recipients shall be deemed to have affirmatively covenanted to the following Short-Selling Bar Agreement and to be bound by its terms as set forth in Section 6.9 of the Plan. Further, to the extent enforceable under applicable law, and subject to the right of the board of directors of the Reorganized Debtor to waive this requirement, all shares of New Common Stock issued under the Plan shall bear a restrictive legend that prohibits for five (5) years from the Effective Date the use of the issued shares by the holder thereof for purposes of covering a short sale by the holder or any other Person designated by the holder or who maintains the New Common Stock on behalf of the holder.

41.        Unsecured Creditor Oversight Committee. Pursuant to Section 6.5 of the Plan, to the extent the total amount of the General Unsecured Claims Filed against the Debtor’s Estate exceeds $2.25 million, the Reorganized Debtor shall fund and pay for the costs and expenses of an Unsecured Creditor Oversight Committee up to an aggregate amount of $125,000 (the “UCOC Cap”). The Unsecured Creditor Oversight Committee shall have the right to: (i) review and reconcile all General Unsecured Claims filed against the Debtor’s Estate; (ii) object to the allowance of any General Unsecured Claim asserted against the Debtor’s Estate; and (iii) retain Professionals. The Unsecured Creditor Oversight Committee, if created under the terms of the Plan, shall consist of one representative from the Reorganized Debtor and two (2) representatives appointed by the Committee. In the event that total Allowed General Unsecured Claims are reduced below $2.25 million, whether due to successful objections or otherwise, then the Unsecured Creditor Oversight Committee shall immediately be disbanded, and only reasonable costs and expenses incurred to that date shall be permitted, subject to the UCOC Cap.

42.        Post-Effective Date Notice Limited. From and after the Effective Date, any person seeking relief from the Bankruptcy Court in the Case shall be required to provide notice only to the Reorganized Debtor; the Lenders; the United States Trustee (and their respective counsel); any person whose rights are directly affected by the relief sought, and to other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the clerk of the Bankruptcy Court and serve a copy of such notice on counsel to the Reorganized Debtor.

43.        Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtor and, to the extent applicable, the Unsecured Creditors Oversight Committee, shall, in the ordinary course of business and without the need for the Court’s approval, pay the reasonable fees and expenses of Professionals retained by the Reorganized Debtor and by the Unsecured Creditors Oversight Committee (subject to the UCOC Cap) incurred after the Effective Date relating to services performed after the Effective Date, including, without limitation, fees and expenses incurred in connection with the implementation and consummation of the Plan. Any professionals retained by the Reorganized Debtor or the Unsecured Creditors Oversight Committee can have served as an estate Professional in this case.

BB.         Cancellation and Surrender of Instruments, Securities and Other Documentation

44.        The terms of Section 6.8 of the Plan concerning, including, without limitation, the cancellation of instruments, securities, and other documentation, are hereby approved in all respects.

CC.         Withdrawal of Plan

45.        The terms of Section 13.10 of the Plan are hereby approved.

DD.         Release of Liens

46.        As set forth in Section 11.2 of the Plan, except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released, settled, and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall revert to the Debtor and the Reorganized Debtor, as applicable, and their successors and assigns.

EE.         Return of Utility Deposits

47.        On the Effective Date or as soon as practicable thereafter, all deposits held in any account established to provide utilities with adequate assurance of performance under section 366 of the Bankruptcy Code or elsewhere during this chapter 11 case shall be promptly released and returned to the Debtor or the Reorganized Debtor, as the case may be.

FF.         Preservation of Insurance; Authority to Enter into New D&O Insurance Policies

48.        The Debtor’s discharge, exculpation, and release, and the exculpation and release in favor of the Released Parties, as provided herein and the Plan shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtor, the Reorganized Debtor, their current and former directors and officers, or any other Person.

49.        In addition, the Debtor is authorized, but not directed to, enter into new directors’ and officers’ insurance policies for the benefit of the board members and officers of the Debtor or the Reorganized Debtor, as the case may be.

GG.         Nonseverability of Plan Provisions Upon Confirmation

50.        Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtor’s consent (and subject to such other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.

HH.         Governmental Approvals Not Required

51.        This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Disclosure Statement and Plan, including any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Disclosure Statement and Plan.

II.         Ownership and Control

52.        The consummation of the Plan and the transactions contemplated thereby shall not constitute a change of ownership or change in control, as such terms are used in any statute, regulation, contract, indenture or agreement (including any employment, severance, termination, or insurance agreements) in effect on the Effective Date and to which the Debtor is a party, or otherwise subject to, under any applicable law of any applicable Governmental Unit.

JJ.         Immediately Effective Order

53.        The stay of this Order imposed by Bankruptcy Rule 3020(e) is hereby waived in accordance with Bankruptcy Rule 3020(e), and this Order shall be effective and enforceable immediately upon entry.

KK.         Final Order

54.        This Order is a final order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

LL.         Reference to Plan Provisions

55.        The failure to include or reference specific evidence or particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of, or otherwise affect the validity, binding effect and enforceability of, such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

MM.        Headings

56.        Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Order for any other purpose.

NN.         Reversal

57.        If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent Order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan before the Debtor’s or the Reorganized Debtor’s receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order before the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

OO.        Authorization to Implement the Terms of the Plan and Plan Documents

58.        The Debtor and the Reorganized Debtor are authorized to conduct the Closing and to otherwise perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan and the Plan Documents.

PP.        Substantial Consummation

59.        On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

QQ.        Notice of Confirmation of the Plan and Effective Date

60.        Promptly following the occurrence of the Effective Date, pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtor or the Reorganized Debtor shall serve a notice of the entry of this Order, the establishment hereunder of bar dates for certain Claims (including the deadline to file Claims based on the rejection of Executory Contracts under the Plan) and the occurrence of the Effective Date, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the “Confirmation and Effective Date Notice”), on all parties that received the Combined Hearing Notice. The Reorganized Debtor is also directed to make copies of the Confirmation and Effective Date Notice available on the Epiq Website. Compliance with this provision of this Order shall constitute good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020 and no other or further notice of confirmation of the Plan or the occurrence of the Effective Date is necessary.

RR.         Effect of Non-Occurrence of Conditions to Effective Date

61.        If the Effective Date does not occur by May 5, 2016, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the Debtor, the Debtor’s Estate, any holders, or any other Person; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, the Debtor’s Estate, any holders, or any other Person in any respect.

SS.         Defects, Omissions and Amendments of the Plan

62.        As set forth in Article XIII of the Plan, and notwithstanding anything to the contrary in the Plan or this Order, subject to the requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtor may propose amendments or alterations to the Plan after the Confirmation Date but prior to substantial consummation, in a manner that, in the opinion of the Bankruptcy Court, does not materially and adversely affect holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code, the Debtor has complied with section 1125 of the Bankruptcy Code, and after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under section 1129 of the Bankruptcy Code. The Debtor or the Reorganized Debtor may, with the Court’s approval and without notice to holders of Claims and Equity Interests, insofar as it does not materially and adversely affect holders of Claims and Equity Interests, correct any defect, omission, or inconsistency in the Plan in such a manner and to such extent necessary or desirable to expedite the execution of the Plan.

TT.         Dissolution of Committee

63.        On the Effective Date, the Committee shall be automatically dissolved and all of its members, Professionals and agents shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtor, the Case, the Plan or its implementation.

UU.         Retention of Jurisdiction

64.        Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of this Order and the occurrence of the Effective Date, this Court shall retain jurisdiction as provided in the Plan over all matters arising out of, or related to, this chapter 11 case, the Debtor, the Reorganized Debtor, and the Plan, to the fullest extent permitted by applicable laws, including, without limitation, jurisdiction over all such matters and issues as set forth in Article XII of the Plan.

VV.         Final Decree

65.        Upon full consummation and performance of the Plan and Plan Documents, the Reorganized Debtor may request the Court, by motion on notice, to enter a final decree closing this chapter 11 case and such other orders that may be necessary and appropriate.

Dated: Wilmington, Delaware
April 25, 2016	/s/ MARY F. WALRATH
HONORABLE MARY F. WALRATH UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

PLAN

EXHIBIT B

CONFIRMATION AND EFFECTIVE DATE NOTICE

In the United States BANKRUPTCY Court

for the District of Delaware

In re: Nuo Therapeutics, Inc., Debtor.	Chapter 11 Case No. 16-10192 (MFW) Related Docket Nos. 248, 321, 344 & ___

NOTICE OF (I) ENTRY OF CONFIRMATION ORDER (A) GRANTING FINAL APPROVAL OF DISCLOSURE STATEMENT AND (B) CONFIRMING

THE DEBTOR’S MODIFIED FIRST AMENDED PLAN OF REORGANIZATION

OF THE DEBTOR, (II) OCCURRENCE OF EFFECTIVE DATE, AND (III) REJECTION CLAIM BAR DATE

1.        Confirmation of the Plan. On April [___], 2016, the United States Bankruptcy Court of the District of Delaware (the “Bankruptcy Court”) entered the Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization [Docket No. ___] (the “Confirmation Order”) (a) approving the Disclosure Statement for the First Amended Plan of Reorganization of the Debtor [Docket No. 248] (with all modifications, amendments, or supplements, the “Disclosure Statement”) and (b) confirming the Debtor’s Modified First Amended Plan of Reorganization of the Debtor [Docket No. 344] (with all modifications, amendments, or supplements, the “Plan”).2

2.        Effective Date. On May [___], 2016, pursuant to the satisfaction of the conditions set forth in Article XIII of the Plan, the Effective Date of the Plan occurred, and the Plan was substantially consummated.

3.        Release, Exculpation, and Injunction. Pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article XI of the Plan are now in full force and effect.

4.        Rejection Claim Bar Date. In accordance with Section 8.4 of the Plan, if you are a counterparty to an executory contract or lease with the Debtor that has been rejected, or will in the future be rejected, then you must file a proof of claim for any damages arising from the rejection of such contract or lease by no later than thirty (30) days after service of notice of the rejected contract, which notice has been or will be served on you separately. Except as otherwise ordered by the Court, any Claim resulting from the rejection of an Executory Contract not filed by the applicable deadline shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan. The Reorganized Debtor shall have the right to object to any rejection damage Claim.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

5.        Access to Court Documents. The Confirmation Order, the Plan, copies of the documents included in the Plan or any other document filed in this chapter 11 case are available on the Bankruptcy Court’s website, for a fee, at https://ecf.deb.uscourts.gov/, as well as free of charge on the website established by the Debtor’s claims and noticing agent at http://dm.epiq11.com/NUO.

6.        Distributions.  Before receiving any Distributions under the Plan, all Creditors must provide written notification of their respective Federal Tax Identification Number or Social Security Number to the Debtor or the Reorganized Debtor at the following address: _______________.  A W-9 form for providing such information may be obtained free of charge on the website established by the Debtor’s claims and noticing agent at http://dm.epiq11.com/NUO.

7.        Post-Effective Date Notice Limited.  From and after this date, if you wish to receive notice of filings in this case, you must file a request for such notice with the clerk of the Bankruptcy Court and serve a copy of such notice on counsel to the Reorganized Debtor, listed below.  You must do this even if you filed such a notice prior to the Effective Date.

Dated:	May ___, 2016	ASHBY & GEDDES, P.A.
Wilmington, Delaware

William P. Bowden (No. 2553)
Karen B. Skomorucha Owens (No. 4759)
Stacy L. Newman (No. 5044)
500 Delaware Avenue, P.O. Box 1150
Wilmington, Delaware 19899-1150
Tel: (302) 654-1888
Fax: (302) 654-2067
Email: wbowden@ashby-geddes.com
kowens@ashby-geddes.com
snewman@ashby-geddes.com

-and-

DENTONS US LLP
Sam J. Alberts (admitted pro hac vice)
1301 K Street, NW
Suite 600. East Tower
Washington, D.C. 20005
Tel: (202) 408-7004
Fax: (202) 408-6399
Email: sam.alberts@dentons.com

-and-

Bryan E. Bates (admitted pro hac vice)
303 Peachtree Street, NE
Suite 5300
Atlanta, Georgia 30308
Tel.: (404) 527-4073
Fax: (404) 527-4198
Email: bryan.bates@dentons.com

Counsel for the Debtor and
Debtor-in-Possession